Exhibit 4.18

English Translation for Reference

EXCLUSIVE PURCHASE OPTION AGREEMENT

THIS EXCLUSIVE PURCHASE OPTION AGREEMENT (hereinafter “this Agreement”) is entered into by the following Parties in Shenzhen as of April 2, 2014:

Party A: Fanhua Xinlian Information Technology Consulting (Shenzhen) Co., Ltd.
Address: Rom E1, Floor #3, Hanfeng Building, 1 Xiameilin Road, Futian District, Shenzhen

Party B: Rannuo Hu
ID card No.:

Party C: Shenzhen Dianliang Information Technology Co., Ltd.
Address: Rom201, Building A, 1 Qianwanyi Road Liyumen Street, Qianhai Shengang Cooperate District, Shenzhen

In this Agreement, Party A, Party B and Party C are referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1.	Party A is a liability limited company incorporated in Shenzhen, the PRC, under the laws of the People’s Republic of China (hereinafter the “PRC”);

2.	Party C is a limited liability company incorporated in Shenzhen, the PRC, under the laws of the PRC;

3.	Party B is a shareholder of Party C. Party B holds 100% equity interest in Party C (hereinafter the “Equity Interest”);

4.	Party A and Party B signed the Loan Agreement on April 2, 2014, pursuant to which Party B will borrow a loan of RMB10,000,000 from Party A;

5.	Party A and Party B signed the Equity Pledge Agreement on April 2, 2014, pursuant to which Party B will pledge his Equity Interest in Party C as a guarantee for the loan under the Loan Agreement;

6.	Party B intends to grant an exclusive purchase option to Party A so that Party A may request Party B to sell his Equity Interest to it if certain conditions are met;

NOW, THEREFORE, the Parties hereby agree as follows for mutual observance after friendly consultation:

1.	Purchase and Sale of Equity Interest

1.1	Grant of Option

Party B hereby irrevocably grants to Party A an option to purchase or cause any person or persons designated by Party A (hereinafter the “Designee”) to purchase from Party B all or part of his Equity Interest in Party C (hereinafter the “Call Option”) at any time according to the steps determined by Party A at its own discretion to the extent permitted by PRC Laws and at the price specified in Article 1.3 of this Agreement. No Call Option shall be granted to any other third person other than Party A and/or the Designee. Party B shall not sell, offer to sell, transfer or offer as gift any Equity Interest to any other third person. Party C hereby agrees to the grant of the Call Option by Party B to Party A and/or the Designee. The “person” set forth in this Agreement includes an individual, corporation, joint venture, partnership, enterprise, trust or a non-corporate body.

1.2	Exercising Steps

Subject to the PRC laws and regulations, Party A and/or the Designee may exercise the Call Option by giving a written notice (hereinafter the “Equity Purchase Notice”) to Party B, which specifies the Equity Interest to be purchased from Party B (hereinafter the “Purchased Equity”) and the manner in which purchase is made.

1.3	Purchase Price

1.3.1
When Party A exercises the Call Option, the purchase price of the Purchased Equity (the “Purchase Price”) shall be equal to the actual capital contribution made by Party B for the Purchased Equity, unless an appraisal is required to be made in respect of the Equity Interest by applicable PRC laws and regulations then in effect or there are other restrictions imposed by such PRC laws and regulations on the price of Equity Interest.

1.3.2
If an appraisal is required to be made in respect of the Equity Interest by the PRC laws and regulations that are applicable at the time when Party A exercises its Call Option or there are other restrictions imposed by such PRC laws and regulation on the price of Equity Interest, the Parties agree that the Purchase Price shall be the lowest price permitted by applicable laws.

1.4	Transfer of the Purchased Equity

At each exercise of the Call Option:

1.4.1
Party B shall cause Party C to convene a shareholders’ meeting in a timely manner, during which a resolution approving the transfer by Party B of his Equity Interest to Party A and/or the Designee shall be passed;

1.4.2
Party B shall, pursuant to the requirements of this Agreement and the Equity Purchase Notice in connection with the Purchased Equity, enter into an equity transfer agreement with Party A and/or the Designee for each transfer;

1.4.3
Upon request by Party A ,Party B shall execute all other necessary contracts, agreements or documents, obtain all necessary government approvals and consents and take all necessary actions to grant the valid ownership of the Purchased Equity to Party A and/or the Designee without any security interest being attached thereto and cause Party A and/or the Designee to be the registered owner of the Purchased Equity. In this Article and this Agreement, “Security Interest” includes guarantee, mortgage, pledge, third party right or interest, any share option, right of acquisition, right of first refusal, right of set-off, ownership detainment or other security arrangements, but excluding any security interest arising under the Equity Pledge Agreement.

1.5	Payment

The payment method of the Purchase Price shall be determined by Party A and/or the Designee and Party B through negotiation. The Parties hereby agree that any amount that is paid by Party A and/or the Designee to Party B with respect to the Purchased Equity shall be used to repay his loan principal under the Loan Agreement as well as the loan interest or fund utilization costs permitted by laws.

2.	Each Party’s Undertakings

2.1	Undertakings by Party B and Party C

2.1.1
Not to supplement, amend or modify Party C’s articles of association in any way, or to increase or decrease its registered capital, or to change its registered capital structure in any way without Party A’s prior written consent;

2.1.2	To maintain the existence of Party C, and to operate the business of Party C prudently and effectively, subject to good financial and business rules and practices;

2.1.3
Not to sell, transfer, mortgage or otherwise dispose of, or cause any other security interest to be created on, any of Party C’s assets, business,  income or other interests at any time after the signing of this Agreement without Party A’s prior written consent;

2.1.4
Not to create any liability, without Party A’s prior written consent, except (i) the liability arising from the usual or normal course of business, but not arising from the loan; and (ii) the liability disclosed to Party A and approved by Party A in writing;

2.1.5	To operate persistently all the business in the normal course of business to maintain the value of Party C’s assets;

2.1.6
Without the prior written consent of Party A, not to enter into any material agreement, other than the agreements in the normal course of business (for the purpose of this Agreement, an agreement will be deemed material if its value exceeds One Hundred Thousand Renminbi (RMB100,000);

2.1.7	Without the prior written consent of Party A, not to provide loan or credit to any person;

2.1.8	To provide information concerning Party C’s operations and financial condition at Party A’s request;

2.1.9
To purchase and maintain the insurance at the insurance company acceptable to Party A, whose amount and type shall be the same as those of the insurance normally procured by the companies engaged in similar businesses and possessing similar properties or assets in the area where Party C is located;

2.1.10	Not to be merged or consolidated with, acquire or invest in, any other person without Party A’s prior written consent;

2.1.11	To inform promptly Party A of any existing or potential litigation, arbitration or administrative proceedings concerning Party C’s assets, business or income;

2.1.12
To execute all necessary or appropriate documents, to take all necessary or appropriate actions and to bring all necessary or appropriate claims or to make all necessary and appropriate defenses against all claims in order for Party C to maintain the ownership over all its assets;

2.1.13
Not to distribute dividends to Party C’s shareholders in any way without Party A’s prior written consent. However, Party C shall promptly distribute all or part of its distributable profits to Party A’s shareholders upon Party A’s request;

2.1.14	At the request of Party A, to appoint any person nominated by Party A as the director of Party C.

2.2	Undertakings by Party B

2.2.1
Not to sell, transfer, pledge or otherwise dispose of, or cause any other security interest to be created on, his Equity Interest or other interests at any time after the signing of this Agreement without Party A’s prior written consent, but except the right of pledge created on Party B’s Equity Interest in accordance with the Equity Pledge Agreement;

2.2.2
Without Party A’s prior written consent, not to vote for or support or execute at shareholders’ meetings of Party C any shareholders’ resolution approving the sale, transfer, mortgage or otherwise disposal of, or causing any other security interest to be created on, the Equity Interest or other interests of Party C, except to Party A or its Designee;

2.2.3
Without Party A’s prior written consent, not to vote for or support or execute at shareholders’ meetings of Party C any resolution approving Party C to be merged or consolidated with, acquire or invest in, any person;

2.2.4	To promptly inform Party A of any existing or potential litigation, arbitration or administrative proceedings with respect to his Equity Interest;

2.2.5	To cause the shareholders’ meeting of Party C to approve the transfer of the Purchased Equity under this Agreement;

2.2.6
To execute all necessary or appropriate documents, to take all necessary or appropriate actions and to bring all necessary or appropriate claims or to make all necessary and appropriate defenses against all claims in order to maintain the ownership over his Equity Interest;

2.2.7	At Party A’s request, to appoint any person nominated by Party A as the director of Party C;

2.2.8
To strictly comply with the provisions of this Agreement and other agreements entered into jointly or severally by and among Party B, Party C and Party A, to perform all obligations under these agreements and not to do any act/omission that affects or impairs the validity and enforceability of these agreements.

3.	Representations and Warranties

Party B and Party C hereby represent and warrant to Party A as follows:

3.1
They have the power to execute and deliver this Agreement. Once executed, this Agreement will constitute a legal, valid and binding obligation and shall be enforceable against them in accordance with the provisions thereof;

3.2
The execution, delivery and performance of this Agreement shall not: (i) violate any relevant PRC laws and regulations; (ii) conflict with their Articles of Association or other organizational documents; (iii) violate any contract or instrument to which they are a party or that binds upon them;

3.3	Party C has good and saleable ownership over all assets. Party C has not created any security interest on the above assets;

3.4	Party C has no outstanding debts, except debts arising from its normal course of business; and debts disclosed to Party A and approved by Party A in writing;

3.5	Currently, there are no existing, pending or threatened litigation, arbitration or administrative proceedings related to the Equity Interest or Party C’s assets; and

3.6
Party B has good and saleable ownership over all his Equity Interest and has not created any security interest on such Equity Interest, but excluding the security interest under the Equity Pledge Agreement.

4.	Assignment of this Agreement

4.1	Party B and Party C shall not transfer any of their rights and obligations under this Agreement to any third party without the prior written consent of Party A.

4.2
Party B and Party C hereby agree that Party A shall have the right to transfer all of its rights and obligations under this Agreement to other third parties when necessary.  Party A shall only be required to serve written notice to Party B and Party C when such transfer is made, and no consent shall be further required from Party B and Party C in respect of such transfer.

5.	Effectiveness and Term

5.1	This Agreement shall become effective as of the date first above written.

5.2
The term of this Agreement shall be ten (10) years unless it is early terminated in accordance with the provisions of this Agreement or the relevant agreements separately signed by the Parties. The term of this Agreement may be extended with the written confirmation of Party A before its expiration. The extension thereof shall be agreed upon by the Parties through negotiation.

5.3
If the operation term (including any extension thereof) of Party A or Party C expires or terminates for other reasons within the term set forth in the preceding Article, this Agreement shall be terminated at the time of the termination of such Party, unless Party A has transferred its rights and obligations in accordance with Article 4.2 hereof.

6.	Applicable Law and Dispute Resolution

6.1	Applicable Law

The formation, validity, interpretation and performance of and settlement of disputes under this Agreement shall be protected and governed by the laws of PRC.

6.2	Dispute Resolution

Any dispute arising from the interpretation and performance of the provisions of this Agreement shall be resolved by the Parties through amicable negotiation. In case no resolution can be reached by the Parties within thirty (30) days after either party makes a request for dispute resolution through negotiation, either party may refer such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The seat of arbitration shall be Shenzhen and the language of proceedings shall be Chinese. The arbitral award shall be final and binding upon the Parties.

7.	Taxes and Expenses

Every Party shall bear any and all taxes, expenses and charges incurred by or levied on it in connection with the execution and performance of this Agreement.

8.	Confidentiality

The Parties agree and acknowledge that any oral or written information exchanged between them in connection with this Agreement shall be confidential information. Each Party shall keep confidential all such information, and shall not disclose any of the information to any third party without the prior written consent of the other Party, except for the following:

(a)	the information that is or will be known to the public (provided that it is not disclosed to the public without authorization by the information receiving party);

(b)	the information required to be disclosed by applicable laws or stock exchange’s rules or regulations; or

(c)
the information required to be disclosed by either Party to his/its legal or financial advisors with respect to the transaction contemplated under this Agreement, for which such legal or financial advisors shall also comply with the confidentiality obligations similar to those stated in this Article.

No matter what reason causes this Agreement to become invalid, dismissed, terminated or unenforceable, this Article shall become effective.

9.	Miscellaneous

9.1	Amendment, Modification and Supplement

The Parties may make amendments or supplements to this Agreement by written agreement. All amendment agreements and supplemental agreements to this Agreement that are duly signed by the Parties shall form an integral part of this Agreement, and shall have the same legal effect as this Agreement.

9.2	Integrity of this Agreement

The Parties acknowledge this Agreement constitutes the entire representations and agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral and/or written representations, warranties, understandings and agreements reached by the Parties made before the execution of the Agreement with respect to the subject matter hereof.

9.3	Severability of this Agreement

If any provision or provisions of this Agreement is/are held to be invalid or unenforceable or violate(s) any applicable laws, the validity, legality and enforceability of the other provisions hereof shall not be affected.

9.4	Language and Counterparts

This Agreement is executed in Chinese in four (4) originals and each Party shall hold one original. All of the originals shall have the same legal effect.

9.5	Successors

This Agreement shall be binding upon the respective successors or heirs of the Parties and the permitted assignees of such Parties.

9.6	Survival

Any obligations that occur or are due as a result of this Agreement before the expiration or early termination of this Agreement shall survive the expiration or early termination hereof. The provisions of Articles 6 and 8 hereof shall survive the termination of this Agreement.

IN WITNESS WHEREOF, legal representative of each Party or its authorized representative has executed this Agreement as of the date first above written.

Party A: Fanhua Xinlian Information Technology Consulting (Shenzhen) Co., Ltd.

Chop: [Chop affixed]

Party B: Rannuo Hu

Signature:  /s/ Rannuo Hu

Party C: Shenzhen Dianliang Information Technology Co., Ltd.

Chop: [Chop affixed]